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          FIRST AMENDMENT TO THE WILMINGTON TRUST THRIFT SAVINGS PLAN



                                  EXHIBIT 4.12
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                             FIRST AMENDMENT TO THE
                      WILMINGTON TRUST THRIFT SAVINGS PLAN
               (as amended and restated effective January 1, 1996)


         Whereas, Wilmington Trust Company, ("Employer") adopted the Wilmington Trust Thrift Savings Plan, ("Plan"), effective January 1, 1985; and

         Whereas, the Employer has amended the Plan from time to time, and amended and restated the Plan in its entirety effective January 1, 1996; and

         Whereas, the Employer desires to amend the Plan in accordance with
Article XV to change the definition of Eligible Compensation, include Scheduled Wage Roll staff members as participants, and change the computation period for vesting.

         Now Therefore, the Plan is hereby amended effective January 1, 2001 as follows:

1.       Subsection 3.(b)(iii) "Compensation" is amended to read as follows:

         (iii) Exclusions From Compensation:

                  (1)      overtime

                  (2)      bonuses, other than "Profit Sharing Bonus"

                  (3)      commissions

                  (4)      shift differential and imputed compensation

         Type of Contribution(s)                                                Exclusions
         -----------------------                                                ----------
                  Elective Deferrals [Section 7(b)]                             2,3,4
                  Matching contributions [Section 7(c)]                         2,3,4
                  Qualified Non-Elective Contributions [Section 7(d)]
                  And Non-Elective Contributions [Section 7(e)]                 2,3,4

2.       Subsection 4.(c) "Classification" is amended to read as follows:

         The Plan shall cover all Employees who have met the age and service requirements with the following exceptions:

         [ ]      (i) No exceptions.

         [x] (ii) The Plan shall exclude Employees included in a unit of Employees covered by a collective bargaining agreement between the Employer and Employee Representatives, if retirement benefits were the subject of good faith bargaining. For this purpose, the term "Employee Representative" does not include any organization more than half of whose members are Employees who are owners, officers, or executives of the Employer.
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         [ ]      (iii) The Plan shall exclude Employees who are nonresident aliens and who receive no earned income from the Employer which constitutes income from sources within the United States.

         [x] (iv) The Plan shall exclude from participation any nondiscriminatory classification of Employees determined as follows:

                  All "On-call" staff members, defined as employees hired on a seasonal or temporary basis who are paid at an hourly rate for hours worked.

3. Subsection 7.(c)(viii) "Matching Contribution Computation Period" is amended to read as follows:.

         (viii) Matching Contribution Computation Period: The time period upon which matching contributions will be based shall be

         [ ]      (A)  weekly

         [x]      (B)  bi-weekly

         [ ]      (C)  semi-monthly

         [ ]      (D)  monthly

         [ ]      (E)  quarterly

         [ ]      (F)  semi-annually

         [ ]      (G)  annually

4.       Subsection 10. "Cash Option" is amended to read as follows:

         [ ] (a) The Employer may permit a Participant to elect to defer to the Plan, an amount not to exceed ________% of any Employer paid cash bonus made for such Participant for any year. A Participant must file an election to defer such contribution at least fifteen (15) days prior to the end of the Plan Year. If the Employee fails to make such an election, the entire Employer paid cash bonus to which the Participant would be entitled shall be paid as cash and not to the Plan. Amounts deferred under this section shall be treated for all purposes as Elective Deferrals. Notwithstanding the above, the election to defer must be made before the bonus is made available to the Participant.

         [x]      (b)  Not Applicable.

5.       Subsection 12.(a) "Computation Period" is amended to read as follows:

         The computation period for purposes of determining Years of Service and Breaks in Service for purposes of computing a Participant's nonforfeitable right to his or her account balance derived from Employer contributions:

         [ ](i) shall not be applicable since Participants are always fully vested.
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[x] (ii) shall commence on the date on which an Employee first performs an Hour of Service for the Employer and each subsequent 12-consecutive month period shall commence on the anniversary thereof.

[ ](iii) shall commence on the first day of the Plan Year during which an Employee first performs an Hour of Service for the Employer and each subsequent 12-consecutive month period shall commence on the anniversary thereof.

[ ](iv) shall commence on the date an Employee reaches the first Entry Date for the Plan.

         In Witness Whereof, the Employer has caused this amendment to be executed this 13th day of February, 2001.


         (CORPORATE SEAL)

                                          /s/ Michael A. DiGregorio
                                          -----------------------------------

         Date:  2/13/01                   /s/ Gerard A. Chamberlain
                                          -----------------------------------
                                          Witness